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                        Consent of Independent Auditors


Board of Directors
Sizeler Property Investors, Inc.:

We consent to incorporation by reference in registration statements (No. 333-72210 and No. 333-68224) on Form S-3, (No. 333-72208) on Form S-4, and (No. 333-
16073) on Form S-8 of Sizeler Property Investors, Inc. of our report dated January 21, 2002, except for Note I as to which the date is March 7, 2002, with respect to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, which report appears in the December 31, 2001 annual report on Form 10-K of Sizeler Property Investors, Inc.

                                    KPMG LLP

New Orleans, Louisiana
March 28, 2002